WPS Resources Corporation and Subsidiaries													Exhibit A-2
Consolidating Statement of Income					Upper
For the year ended December 31, 2003		Wisconsin	WPS	Upper	Peninsula
	WPS	Public	Resources	Peninsula	Building		WPS	WPSR	WPS	WPS
(Millions)	Resources	Service	Capital	Power	Development	Penvest,	Nuclear	Capital	Visions,	Investments,	Eliminations		Consolidated
	Corporation	Corporation	Corporation	Company	Company	Inc	Corporation	Trust I	Inc	LLC	Debit	Credit	Statements

Nonregulated revenue	111.0	0.0	3,186.4	0.0	1.1	0.1	0.0	0.0	0.0	0.0	118.1	0.0	3,180.5
Utility revenue	0.0	1,129.1	0.0	89.2	0.0	0.0	0.0	0.0	0.0	0.0	34.8	0.2	1,183.7
Total revenues	111.0	1,129.1	3,186.4	89.2	1.1	0.1	0.0	0.0	0.0	0.0	152.9	0.2	4,364.2

Nonregulated cost of fuel, gas, and purchased power	0.0	0.0	3,075.9	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	16.4	3,059.5
Utility cost of fuel, gas, and purchased power	0.0	516.0	0.0	40.4	0.0	0.0	0.0	0.0	0.0	0.0	14.5	38.6	532.3
Operating and maintenance expense	7.2	355.1	68.4	30.0	0.0	0.1	0.0	0.0	0.0	0.1	0.0	1.4	459.5
Depreciation and decommissioning expense	0.4	122.9	10.7	4.2	0.2	0.0	0.0	0.0	0.0	0.0	0.0		138.4
Taxes other than income	0.1	36.8	2.5	4.3	0.1	0.0	0.0	0.0	0.0	0.0	0.0		43.8
Operating income	103.3	98.3	28.9	10.3	0.8	0.0	0.0	0.0	0.0	(0.1)	167.4	56.6	130.7

Miscellaneous income	3.5	62.7	(3.8)	1.5	0.0	0.0	0.2	3.6	0.0	6.8	10.9	0.0	63.6
Interest expense and distributions on trust preferred securities	(20.6)	(31.7)	(3.3)	(2.5)	(0.3)	0.0	0.0	(3.6)	0.0	0.0	0.0	6.4	(55.6)
Minority interest	0.0	(1.6)	5.6	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	1.6	5.6
Other income (expense)	(17.1)	29.4	(1.5)	(1.0)	(0.3)	0.0	0.2	0.0	0.0	6.8	10.9	8.0	13.6

Income before taxes	86.2	127.7	27.4	9.3	0.5	0.0	0.2	0.0	0.0	6.7	178.3	64.6	144.3
Provision for income taxes	(8.5)	45.7	(6.8)	3.0	0.2	0.0	0.1	0.0	0.0	0.0	0.0	0.0	33.7
Income from continuing operations	94.7	82.0	34.2	6.3	0.3	0.0	0.1	0.0	0.0	6.7	178.3	64.6	110.6

Discontinued operations, net of tax	0.0	0.0	(16.0)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	(16.0)
Net income before cumulative effect of change in
accounting principles	94.7	82.0	18.2	6.3	0.3	0.0	0.1	0.0	0.0	6.7	178.3	64.6	94.6

Cumulative effect of change in accounting principles, net of tax	0.0	0.0	3.2	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	3.2
Net income	94.7	82.0	21.4	6.3	0.3	0.0	0.1	0.0	0.0	6.7	178.3	64.6	97.8

Preferred stock dividends of subsidiary		3.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	3.1
Income available for common shareholders	94.7	78.9	21.4	6.3	0.3	0.0	0.1	0.0	0.0	6.7	178.3	64.6	94.7

WPS Resources Corporation and Subsidiaries
Consolidating Stmnt of Retained Earnings					Upper
As of December 31, 2003		Wisconsin	WPS	Upper	Peninsula
	WPS	Public	Resources	Peninsula	Building		WPS	WPSR	WPS	WPS
(Millions)	Resources	Service	Capital	Power	Development	Penvest,	Nuclear	Capital	Visions,	Investments,	Eliminations		Consolidated
	Corporation	Corporation	Corporation	Company	Company	Inc	Corporation	Trust I	Inc	LLC	Debit	Credit	Statements
Retained earnings (1/1/03)	416.6	269.2	38.3	14.8	1.5	0.1	(0.1)	0.0	0.0	5.6	344.2	0.1	401.9
Income available for common shareholders	94.7	78.9	21.4	6.3	0.3	0.0	0.1	0.0	0.0	6.7	178.3	64.6	94.7
	511.3	348.1	59.7	21.1	1.8	0.1	0.0	0.0	0.0	12.3	522.5	64.7	496.6
Dividends on common stock	71.8	69.0	0.0	0.0	1.0	0.0	0.0	0.0	0.0	4.1	88.0	0.0	57.9
Other	0.0	(0.1)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	(0.1)
Retained earnings (12/31/03)	439.5	279.2	59.7	21.1	0.8	0.1	0.0	0.0	0.0	8.2	434.5	64.7	438.8